UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2010

OWENS-ILLINOIS GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-13061	34-1559348
(State or other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification No.)

One Michael Owens Way

Perrysburg, Ohio 43551-2999

(567) 336-5000

(Address and Telephone Number of Principal Executive Offices)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On September 6, 2010, Owens-Illinois Group, Inc. and certain of its direct and indirect subsidiaries entered into the Fourth Amendment to Credit Agreement with Deutsche Bank AG, New York Branch, as Administrative Agent, Owens-Illinois General, Inc., as Borrower’s Agent, and the other Agents and Lenders named therein (the “Amendment”).  Pursuant to the Amendment, the Credit Agreement dated as of June 14, 2006 by and among the parties listed above was amended to provide additional flexibility in connection with issuances of indebtedness by our foreign subsidiaries.

The description in this Current Report of the Amendment is not intended to be a complete description of the Amendment.  The description is qualified in its entirety by the full text of the Amendment which is attached as Exhibit 4.1 and incorporated by reference in this Current Report.

Item 7.01             Regulation FD Disclosure.

On September 6, 2010, OI European Group B.V., our indirect wholly owned subsidiary, announced that it intends to offer, subject to market and other conditions, €500 million aggregate principal amount of senior notes due 2020 in a private offering.  A copy of this press release is furnished pursuant to this Item 7.01 as Exhibit 99.1 to this Current Report.

The information contained in this Item 7.01 is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission or otherwise incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01             Financial Statements and Exhibits.

Exhibits

Exhibit Number	Title
4.1	Fourth Amendment to Credit Agreement, dated September 6, 2010.
99.1	Press Release, issued September 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2010	OWENS-ILLINOIS GROUP, INC.

	By:	/s/ Edward C. White
Edward C. White
Senior Vice President and Chief Financial Officer